SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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FX Energy, Inc.
(Name of Registrant as Specified in its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FX ENERGY, INC. 3006 Highland Drive, #206 Salt Lake City, Utah 84106 USA Telephone: (801) 486-5555 Facsimile: (801) 486-5575

May 11, 2012

Dear FX Energy Stockholder:

Our Proxy Statement for the 2012 Annual Stockholders’ Meeting of FX Energy, Inc., and our 2011 Annual Report are enclosed.  At this meeting, we will seek your support for the election of directors and the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012.

These are important considerations for all stockholders.  Therefore, the Board of Directors urges you to review each of these proposals carefully.  The enclosed proxy statement discusses the intended benefits as well as possible disadvantages of these proposals.

Your Board of Directors believes that the adoption of each of the proposals is in the best interests of all stockholders.

Sincerely,

FX ENERGY, INC.

/s/ David N. Pierce
David N. Pierce
President

TABLE OF CONTENTS

		Page

	NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 14, 2012

	PROXY STATEMENT

	Introduction	1

	Corporate Governance	2

Proposal 1.	Election of Directors	6

Proposal 2.	Ratification of the Appointment by the Audit Committee of
	PricewaterhouseCoopers LLP as our Independent
	Registered Public Accounting Firm	7

	Principal Stockholders	8

	Section 16(a) Beneficial Ownership Reporting Compliance	9

	Certain Relationships and Related-Party Transactions	9

	Report of the Compensation Committee	9

	Executive Compensation	10

	Audit Committee Report	24

	Relationship with Independent Auditors	25

	Other Matters	26

FX ENERGY, INC.
3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 14, 2012

To the Stockholders of FX Energy, Inc.:

The 2012 Annual Stockholders’ Meeting of FX Energy, Inc. (the “Annual Meeting”), will be held June 14, 2012, in the Uintah Room, Little America Hotel, 500 South Main Street, Salt Lake City, Utah.  The Annual Meeting will convene at 10:00 a.m., local time, to consider and take action on the following proposals:

(1)	to elect three directors to serve until the expiration of their respective terms and until their respective successors are elected and qualified; and

(2)	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012; and

(3)	to transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only owners of record of our common stock outstanding as of the close of business April 16, 2012 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting.  Each share of common stock is entitled to one vote.

Holders of at least a majority of the shares of common stock outstanding on the Record Date must be represented at the meeting to constitute a quorum for conducting business.

The attendance at and/or vote of each stockholder at the Annual Meeting is important, and each stockholder is encouraged to attend.

FX ENERGY, INC.
By Order of the Board of Directors

/s/ Scott J. Duncan
Scott J. Duncan, Secretary
Salt Lake City, Utah
May 11, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING TO BE HELD ON JUNE 14, 2012

Regardless of whether you plan to attend the meeting in person, please fill in, sign, date, and return the enclosed proxy promptly in the self-addressed, stamped envelope provided.  No postage is required if mailed in the United States.  If you prefer, you may send your proxy to us by facsimile transmission at 1-801-486-5575 or on the Internet as described below.

Our Notice, Proxy Statement, and Annual Report to Stockholders are available at http://www.fxenergy.com.
In addition and in accordance with SEC rules, you may also access the Notice and Proxy Statement and vote via the Internet at http://www.proxyvote.com.

SPECIAL REQUEST
If your shares are held in the name of a brokerage firm, nominee, or other institution, only it can vote your shares.  Please contact promptly the person responsible for your account and give instructions for your shares to be voted.

FX ENERGY, INC.
3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies on behalf of FX Energy, Inc., to be voted at the Annual Meeting to be held in the Uintah Room, Little America Hotel, 500 South Main Street, Salt Lake City, Utah, on June 14, 2012, at 10:00 a.m., local time, or at any adjournment thereof.  The enclosed proxy, when properly executed and timely returned, will be voted at the Annual Meeting in accordance with the directions set forth thereon.  If no instructions are indicated on the enclosed proxy, the proxy will be voted as follows at the Annual Meeting:

(1)	FOR the election of our three nominees set forth herein as our directors to serve as directors until the expiration of their respective terms and until their successors are elected and qualified;

(2)	TO ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012; and

(3)	IN accordance with the best judgment of the persons acting as proxies on other matters presented for a vote.

The enclosed proxy, even though executed and returned to us, may be revoked at any time before it is voted, either by giving a written notice, mailed or delivered to the Secretary of the Company or sent by facsimile transmission to 1-801-486-5575, by submitting a new proxy bearing a later date, or by voting in person at the Annual Meeting.  If the proxy is returned to us without specific direction, the proxy will be voted in accordance with our recommendations as set forth above.

We will bear the entire expense of this proxy solicitation.  In addition to this solicitation, our officers, directors, and regular employees, who will not receive extra compensation for such services, may solicit proxies by mail, by telephone, or in person.  This proxy statement and form of proxy were first mailed to stockholders on or about May 11, 2012.

Only holders of our 52,926,098 shares of common stock, par value $0.001, outstanding as of the close of business on April 16, 2012 (the “Record Date”), will be entitled to vote at the Annual Meeting.  Each share of common stock is entitled to one vote.  Holders of at least a majority of the shares of common stock outstanding on the Record Date must be represented at the Annual Meeting to constitute a quorum for conducting business.

All properly executed and returned proxies, as well as shares represented in person at the meeting, will be counted for purposes of determining if a quorum is present, including those proxies that are instructed to abstain from voting or consist of broker nonvotes.  Under Nevada corporate law and our Articles of Incorporation and Bylaws, the election of directors requires the vote of a plurality of the votes cast at the Annual Meeting.  Abstentions and broker nonvotes will not be counted for the election of directors.  Routine matters are considered approved by the stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action.  Therefore, abstentions and broker nonvotes are not counted and will have the same legal effect as a vote in favor of matters other than the election of directors.

Officers and directors holding an aggregate of 2,680,881 shares of common stock, or approximately 5.1% of the outstanding shares, have indicated their intent to vote in favor of all proposals.

Our policy is that each member of the Board of Directors, or Board, is encouraged, but not required, to attend the Annual Meeting.  No directors attended our annual meeting in 2011.

CORPORATE GOVERNANCE

Executive Officers, Directors

The following sets forth the name, age, term of directorship, and principal business experience of each or our executive officers and directors:

		Year
Name	Age	Director Since	Term Expires	Business Experience During Past Five Years and Other Information

Directors

David N. Pierce	66	1992	2014
President, Chief Executive Officer, and a director since 1992, Chairman from 1992 through 2003.  Co-founder with his brother, Andrew W. Pierce, of our predecessor, Frontier Exploration Company.  Executive capacities with privately held oil and gas companies since 1979 and an attorney with more than 30 years of experience in natural resources, securities, and international business law.  The board believes Mr. Pierce should serve as a director because of his leadership and strategic vision for the Company.

Thomas B. Lovejoy	76	1995	2013
Chairman of the Board of Directors since October 2003, Executive Vice-President effective February 2007, Chief Financial Officer from 1999 to 2007, Vice-Chairman from 1995 through 2003, and a consultant to us from 1995 to 1999.  More than 30 years investment banking experience.  Mr. Lovejoy was selected as a director because of his experience and access to the energy capital markets and investment community.

Jerzy B. Maciolek	62	1995	2012
Vice-President of International Exploration and a director since 1995.  Employed by us since September 1995.  Instrumental in our exploration efforts in Poland.  Geophysicist with more than 30 years experience in Poland, Kazakhstan, and western United States.  Graduate of the Mining and Metallurgy Academy in Krakow, Poland.  The board chose Mr. Maciolek to be a director because of his familiarity with oil and gas exploration in Poland and his familiarity with its governmental, regulatory, and cultural environment. He also identified all FX exploration plays in Poland and is leading our technical team in implementing these plays.

Arnold S. Grundvig, Jr.	63	2003	2013
One of our directors since 2003.  President and Chief Financial Officer of A-Systems Corporation, a developer of accounting software, since 1993.  Previously held various executive-level positions in financial management.  Mr. Grundvig is a member of our Audit Committee and Nomination and Governance Committee and was appointed as Chairman of our Compensation Committee in early 2009.  The board believes Mr. Grundvig’s general business and financial experience and expertise contributes to the board’s oversight.

		Year
Name	Age	Director Since	Term Expires	Business Experience During Past Five Years and Other Information

Richard Hardman CBE	76	2003	2012
Exploration Advisor since February 2003 and director since October 27, 2003.  Over a career spanning more than 40 years, worked in oil and gas exploration as a geologist in Libya, Kuwait, Colombia, Norway, and the North Sea.  Former Chairman of the Petroleum Society of Great Britain, former President of the Geological Society of London, European member of the Advisory Council of the American Association of Petroleum Geologists, and former Chairman and current committee member of APPEX, a farmout fair organization based in London.  Commander of the British Empire in New Year Honours List of 1998 for services to the oil industry.  Mr. Hardman is a member of our Nomination and Governance Committee and Compensation Committee.  The board chose Mr. Hardman to become a director because of his extensive oil and gas exploration expertise, particularly in exploration areas that may be analogous to Poland.

Dennis B. Goldstein	66	2003	2014
Mr. Goldstein has been a director since October 2003, and was appointed Lead Director November 2003.  Attorney engaged in natural resource matters for over 30 years.  Mr. Goldstein is Chairman of our Nomination and Governance Committee and is a member of our Audit Committee and Compensation Committee.  He previously served as a member of the Board of Directors from 1999 to 2002, and was a member of our Audit Committee prior to his resignation.  The board chose Mr. Goldstein to become a director because of his international natural resources experience in legal affairs.

H. Allen Turner	59	2007	2012
Mr. Turner was appointed to the Board of Directors in February 2007.  Mr. Turner has 25 years experience in finance, including 20 years as a senior executive at Devon Energy Corporation.  Since 2001, Mr. Turner has served as an advisory director of Cortland Associates, a registered investment advisor, and as a private investor.  Mr.  Turner is Chairman of our Audit Committee and a member of our Nomination and Governance Committee and Compensation Committee.  The board chose Mr. Turner to become a director because of his extensive executive experience in capital markets, strategic planning, and investor relations.

Executive Officers

Andrew W. Pierce	64	--	--
Vice-President of Operations since 1992, director from 1992 through his resignation in 2003.  Co-founder with his brother, David N. Pierce, of our predecessor, Frontier Exploration Company.  More than 30 years of experience in oil and gas exploration, drilling, production and leasing, with primary management and line responsibility for drilling and completion activities.

Clay Newton	55	--	--
Vice-President of Finance, Treasurer, and Chief Accounting Officer since 2003 and a director from 2002-2003.  Executive accounting and financial management for energy and technology firms for over 25 years.

		Year
Name	Age	Director Since	Term Expires	Business Experience During Past Five Years and Other Information

Scott J. Duncan	63	--	--	Vice-President Investor Relations and Secretary, director from 1993 through 2004 and financial consultant to us from our inception through April 1993.

Board Leadership Structure

Mr. Lovejoy, our Chairman and Executive Vice President, works closely with Mr. Goldstein, our Lead Director, in planning board and committee meetings, setting agendas, and monitoring other board and committee activities.

Director Independence

The Board of Directors has determined that Dennis B. Goldstein, Arnold S. Grundvig, Jr., Richard Hardman, and H. Allen Turner are “independent directors” as that term is defined in Rule 5605(a)(2) of NASDAQ.

Board of Directors’ Meetings and Committees

Board of Directors

The Board of Directors held six meetings during 2011 and one meeting to date in 2012.  The directors also discussed our business and affairs informally on numerous occasions throughout the year and took several actions through unanimous written consents in lieu of meetings.  Each of our directors attended more than 75% of the meetings of the board and of the committees on which he served during the fiscal year.

Audit Committee

Our Audit Committee Charter was included as an appendix to the proxy statement for our 2004 annual meeting of stockholders and is available on our website, http://www.fxenergy.com.  Our Audit Committee is currently composed of three independent directors: H. Allen Turner, its Chairman, and Arnold S. Grundvig, Jr., each of whom the Board of Directors has determined to be an audit committee financial expert, and Dennis B. Goldstein.  The Board of Directors has determined all Audit Committee members to be independent as required by Rule 10A-3(b)(1) promulgated under the Securities Exchange Act of 1934.

The Audit Committee selects our independent accountants, approves the scope of audit and related fees, and reviews financial reports, audit results, internal accounting procedures, related-party transactions, when appropriate, and programs to comply with applicable requirements relating to financial accountability.  The Audit Committee’s responsibilities also include the development of policies and procedures for compliance by us and our officers and directors with applicable laws and regulations.  The Audit Committee met 10 times during 2011 and has met two times to date in 2012, including meetings in early 2012 to review the results of the audit of our 2011 financial statements by our independent accountants and other related matters, as reported below.

Compensation Committee

Our Compensation Committee Charter is available on our website, http://www.fxenergy.com.  The Compensation Committee is responsible for reviewing performance of senior management, recommending compensation, and developing compensation strategies and alternatives throughout the Company.  The Compensation Committee met six times during 2011 and has met once to date during 2012, in addition to several informal telephone meetings throughout 2011.  Our Compensation Committee is composed of four independent directors: Arnold S. Grundvig, Jr., its Chairman, Richard Hardman, Dennis B. Goldstein, and H. Allen Turner.

Nomination and Governance Committee

Our Nomination and Governance Committee Charter is available on our website, http://www.fxenergy.com.  The Nomination and Governance Committee is responsible for recommendations to the Board of Directors respecting corporate governance principles; prospective nominees for director; Board member performance and composition; function, composition, and performance of Board committees; succession planning; director and officer liability insurance coverage; and directors’ responsibilities.  The Nomination and Governance Committee met five times during 2011 and has met once to date during 2012.  Our Nomination and Governance Committee is composed of four independent directors:  Dennis B. Goldstein, its Chairman, Richard Hardman, H. Allen Turner, and Arnold S. Grundvig, Jr.

When considering candidates for directors, the Nomination and Governance Committee takes into account a number of factors, including the individual’s reputation for judgment, skill, integrity, and other relevant qualities; relevant business experience; level of professional accomplishments; independence from management under both NASDAQ and Securities and Exchange Commission definitions; existing commitments to other businesses; potential conflicts of interest with other pursuits; corporate governance background and experience; financial and accounting background for Audit Committee candidates; and the size, composition, and experience of the existing Board of Directors.  The charter provides that diversity is a factor the Committee should consider in nominating Directors.

The Nomination and Governance Committee will also consider candidates for directors suggested by stockholders using the above factors.  Stockholders wishing to suggest a candidate for director should write to Scott J. Duncan, Secretary of the Company, and include a statement that the writer is a stockholder of record and is proposing a candidate for consideration by the Nomination and Governance Committee; the name of and contact information for the candidate; a statement that the candidate is willing to be considered and would serve as a director if elected; a statement of the candidate’s business and educational experience, preferably in the form of a resume or curriculum vitae; information regarding each of the factors identified above, other than facts regarding the existing Board of Directors, that would enable the Nomination and Governance Committee to evaluate the candidate; a statement detailing any relationship between the candidate and any customer, supplier, or competitor of the Company; and detailed information about any relationship or understanding between the stockholder and the proposed candidate.

Before nominating a sitting director for reelection at an annual meeting, the Nomination and Governance Committee considers the director’s performance on the Board of Directors and attendance at Board of Directors’ meetings, and whether the director’s reelection would be consistent with our governance guidelines and ability to meet all applicable corporate governance requirements.

When seeking candidates for director, the Nomination and Governance Committee may solicit suggestions from incumbent directors, active stockholders, management, or others.  After conducting an initial evaluation of the candidates, the Nomination and Governance Committee will interview candidates that the Nomination and Governance Committee believes might be suitable for a position on the Board of Directors.  The Nomination and Governance Committee may also ask the candidate to meet with management.  If the Nomination and Governance Committee believes the candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s nomination.

Rights Redemption Committee

In connection with the adoption of a stockholder Rights Agreement, the Board of Directors formed a Rights Redemption Committee during 2007 to perform certain functions in accordance with such agreement.  The Rights Redemption Committee must consist of at least three continuing directors, a majority of whom may not be our employees, and may consist of the entire Board of Directors.  All current directors are members of the Rights Redemption Committee.  The Rights Redemption Committee did not meet during 2011.

Policy on Stockholder Communications with Directors

Our stockholders that want to communicate with the Board of Directors, any of its committees, or with any individual director can write to us at 3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106.  Such letter should indicate that it is from a Company stockholder.  Depending upon the subject matter, management will:

•	forward the communication to the director, directors, or committee to whom it is addressed;

•	attempt to handle the inquiry directly if it is a request for information about us or other matter appropriately dealt with by management; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board of Directors’ meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded to the directors and make those communications available to the directors on request.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, and principal accounting officer.  The Code of Ethics is available on our website, http://www.fxenergy.com.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to assist our directors in promoting the best interests of the stockholders in terms of corporate governance, fiduciary responsibilities, compliance with applicable law and regulations, and maintenance of accounting, financial, or other controls.  The Corporate Governance Guidelines are available on our website, http://www.fxenergy.com.

Stockholder Proposals

No proposals have been submitted by our stockholders for consideration at the Annual Meeting.  It is anticipated that the next annual meeting of stockholders will be held during June 2013.  Stockholders may present proposals for inclusion in the proxy statement to be mailed in connection with the 2013 annual meeting of stockholders, provided the proposals are received by us no later than January 11, 2013, and are otherwise in compliance with applicable laws and regulations and the governing provisions of our Articles of Incorporation and Bylaws.

PROPOSAL 1.	ELECTION OF DIRECTORS

Our Articles of Incorporation provide that the Board of Directors shall be divided into three classes, with each class as equal in number as practicable.  One class is to be elected each year for a three-year term.  At the Annual Meeting, three directors will be elected to serve three-year terms.

The Board of Directors has nominated Jerzy B. Maciolek, Richard B. Hardman, and H. Allen Turner for election as our directors at the Annual Meeting, each to serve for a term of three years expiring at the 2015 annual meeting and until his successor is elected and qualified.  Our Nomination and Governance Committee and the Board of Directors unanimously approved the nominations.

Votes will be cast, pursuant to authority granted by the enclosed proxy when properly executed and returned to us, for the election of the named nominees as our directors, except as otherwise specified in the proxy.  In the event a nominee shall be unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for such person as may be designated by the Board of Directors.  Our officers are elected at the annual meeting of the Board of Directors to hold office until their respective successors are elected and qualified.  The information concerning the nominees and directors and their security holdings has been furnished by them to us.  Biographical information and business experience of each person nominated and for each director whose term of office will continue after the Annual Meeting are discussed above.  (See “Corporate Governance: Executive Officers, Directors.”)

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the election of nominees Jerzy B. Maciolek, Richard B. Hardman, and H. Allen Turner as directors to serve in such capacities until the expiration of their terms at the 2015 annual meeting of stockholders and until their successors are elected and qualified.

Vote Required

Directors are elected by the affirmative vote of the holders of a plurality of the shares of common stock voted at the Annual Meeting.  Abstentions and broker nonvotes will not be counted in the election of directors.

PROPOSAL 2.	RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1995.  The Audit Committee has appointed PricewaterhouseCoopers LLP to act in that capacity for the year ending December 31, 2012.

Although we are not required to submit this appointment to a vote of our stockholders, the Audit Committee believes it is appropriate as a matter of policy and a desirable corporate governance practice to request that the stockholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.  If the stockholders do not ratify this appointment, the Audit Committee will investigate the reasons for that nonratification and determine whether to retain PricewaterhouseCoopers LLP or appoint another independent registered public accounting firm.  Even if the appointment is ratified, the Audit Committee may determine to engage a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of our stockholders.

It is anticipated that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be provided the opportunity to make a statement, if they desire to do so, and respond to appropriate questions.

Recommendation of the Board of Directors

The Board of Directors recommends voting “FOR” the ratification of the appointment by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Vote Required

The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of more shares than vote against such ratification.  Abstentions and broker nonvotes will not be counted on this matter.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 31, 2012, the name and shareholdings of each person that owns of record, or was known by us to own beneficially, 5% or more of the common stock currently outstanding; the name and shareholdings of each director; and the shareholdings of all executive officers and directors as a group.  Unless indicated otherwise in the footnotes, each person named below has, to the best of our knowledge, sole voting and investment power with respect to all shares of common stock shown as beneficially owned by each person:

	Amount and Nature of	Percent
Name	Beneficial Ownership	of Class(1)

Principal Stockholders:
BlackRock, Inc.(2)	3,585,355	6.8%
The Vanguard Group, Inc.(3)	2,658,404	5.0
Directors:
David N. Pierce(4)	415,314	*
Thomas B. Lovejoy(5)	794,221	1.5
Jerzy B. Maciolek(6)	293,813	*
Arnold S. Grundvig, Jr.	25,000	*
Dennis B. Goldstein.	122,864	*
Richard F. Hardman	156,007	*
H. Allen Turner	32,800	*

All executive officers and directors as a group (10 persons)	2,680,881	5.1%
___________________

*      Less than 1%.
(1)
Calculations of total percentages of ownership outstanding for each person or group assume the exercise of derivative securities that are exercisable within 60 days of the table date by the individual or group to which the percentage relates, pursuant to Rule 13d-3(d)(1)(i).

(2)	According to a Schedule 13G/A dated February 13, 2012, by the BlackRock, Inc., 40 East 52nd Street, New York, NY 10022.
(3)	According to a Schedule 13G dated February 10, 2011, by The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355.
(4)	The calculation of beneficial ownership includes 91,195 shares held in Mr. Pierce’s retirement accounts.
(5)
The calculation of beneficial ownership includes 176,000 shares held in trust for the benefit of Thomas B. Lovejoy’s children, 130,381 shares held in Mr. Lovejoy’s retirement accounts, 10,000 shares held by Mr. Lovejoy’s spouse’s IRA account, and 200,000 shares held by Lovejoy Associates, Inc. (of which Mr. Lovejoy is sole owner).

(6)	The calculation of beneficial ownership includes 75,881 shares held in Mr. Maciolek’s retirement account.

Equity Compensation Plans

Number of Securities
	Number of		Remaining Available
	Securities To Be	Weighted-Average	for Future Issuance under
	Issued upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(excluding securities
	Warrants and Rights	Warrants and Rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans
approved by security holders	1,356,041	$2.62	3,498,271

Since inception, we have issued options pursuant to stock option and award plans that have been adopted by the Board of Directors and approved by the stockholders.  As of December 31, 2011, we had 668,129 outstanding stock options with a weighted-average exercise price of $5.31 per share and unvested restricted stock awards of 687,912 shares under plans that have been approved by the stockholders.  We will not grant any compensatory options to officers, directors, or employees outside of stockholder-approved plans.

In addition to the specific provisions noted below, all outstanding options and restricted stock awards provide for antidilution adjustments to the number of shares issuable and the exercise or conversion price in the event of any stock split, stock dividend, or recapitalization of our common stock; restrict transfer; require us to reserve for issuance that number of shares issuable on exercise or conversion; require notice to the holder prior to certain extraordinary corporate events; require payment of the exercise price of options and warrants in cash or in such other type of consideration as specifically noted; are fully vested and exercisable unless otherwise indicated; and contain other similar miscellaneous items.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons that own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity securities.  Officers, directors, and greater than 10% stockholders are required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4, and 5 and amendments thereto filed with the Securities and Exchange Commission during or respecting the last fiscal year ended December 31, 2011, no person that, at any time during the most recent fiscal year, was a director, officer, beneficial owner of more than 10% of any class of our equity securities, or any other person known to be subject to Section 16 of the Exchange Act failed to file, on a timely basis, reports required by Section 16(a) of the Securities Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The Board of Directors has adopted a written Related-Party Transactions Policy for the review, approval, or ratification of related-party transactions and has given the Audit Committee the responsibility for overseeing the policy.  Related-party transactions consist of all current or proposed transactions, regardless of dollar value, in which we are a participant and any director, executive officer, or immediate family member of any director or executive officer has a direct or indirect material interest.  The policy requires all related-party transactions to be approved by the Audit Committee, which takes into account, among other things, whether the transaction is on terms that are no less favorable to us than terms generally available to an unaffiliated third party under similar circumstances and the materiality of the related person’s interest in the transaction.  We are not aware of any related-party transactions that would require disclosure.

REPORT OF THE COMPENSATION COMMITTEE

Our Compensation Committee is composed of directors who are not our employees and are independent, as that term is defined in our Corporate Governance Guidelines and our listing standards.  Our Compensation Committee has the responsibility of developing and implementing compensation programs relating to compensation of our key employees, including the Chief Executive Officer and the other executive officers.  Our Compensation Committee has adopted a charter that describes its responsibilities in detail, and the Compensation Committee and Board review the charter on a regular basis.  Additional information about the Compensation Committee’s role in our corporate governance (including the Committee’s charter) can be found on our web site at www.fxenergy.com under the ‘Our Company’ section.

The Compensation Committee is responsible for establishing and administering our executive compensation programs.  Our Compensation Committee has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the compensation discussion and analysis be included in this proxy statement.

The Compensation Committee:
Arnold S. Grundvig, Jr., Chairman
Dennis B. Goldstein
Richard Hardman
H. Allen Turner

The above report of our Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this report be incorporated by reference into any filing made by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our Named Executive Officers for 2011 should be read together with the compensation tables and related disclosures set forth below.  This compensation discussion and analysis has been prepared by our management and reviewed by our Compensation Committee and Board of Directors.  This discussion is intended to provide perspective and context for the compensation tables that follow.  After its review, the Compensation Committee recommended the inclusion of this compensation discussion and analysis in this proxy statement.  See “Report of the Compensation Committee” above.  This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs.  Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview

This compensation discussion and analysis covers the following topics:

•	the philosophy and objectives of our executive compensation program;

•	our process of setting executive compensation;

•	the components of our executive compensation;

•	internal pay equity and risk assessment; and

•	the tax considerations of executive compensation.

Company Overview / Summary of 2011 Performance

FX Energy is a unique, independent oil and gas company.  As the only U.S.-based company whose focus is on early-stage exploration in Poland and one of only a few of its size that operates outside the United States, we face many challenges that go beyond the typical risks associated with an established oil and gas company operating domestically.  These challenges include working with Poland’s governmental agencies as new energy policies and practices evolve, enhancing the knowledge base of the local industry, and working through a frequently changing political climate.  In addition, we face the risk of doing business in a former communist country, whose exploration and environmental laws are continuing to advance, and having a national oil company as the partner and operator of many of our significant exploration projects, which means we cannot control the timing and nature of many of our operations.

In addition, while we have been successful in many of our drilling operations and have established reserves and production, we continue to face significant exploration risk as we move forward.  We recognize our risk profile and consider this and our unique operating circumstances when we evaluate and set executive compensation.

During the past three years, including 2011, we have successfully executed on many of the key objectives that we believe will translate into long-term value for our shareholders.  Highlights of our achievements over the past three years include:

•	Oil and gas revenues have increased more than 120% to a record $29.8 million in 2011, a compound annual growth rate of 30% per year since 2008.

•	Total revenues have likewise increased, with a compound annual growth rate of 26% per year during the same period.

•	Oil and gas production has jumped 164% to a record 4.4 billion cubic feet of natural gas equivalent, or Bcfe, in 2011.

•	Proved reserve volumes have increased 17% to a record 53.5 Bcfe at year-end 2011.

•	The PV-10 Value of our proved oil and gas reserves increased 44% to a record $170 million at year-end 2011.

•	Our total liquidity and financial flexibility have improved substantially with our higher revenues along with the proceeds from an equity offering concluded in early 2011.

Our executive compensation programs support the achievements stated above, as further described in our Compensation Discussion and Analysis.

Executive Compensation Philosophy

Our executive compensation program, composed primarily of salary, short-term incentives, and long-term incentives, is intended to align the interests of our executives with those of our stockholders.  We believe our program accomplishes this objective by rewarding performance that is designed to result in an increase in the value of our stockholders’ investments over time.  Accordingly, a significant portion of total compensation is directly related to our performance.  In order to build a direct link between stockholder interests and executive compensation, we have equity and cash incentive compensation programs that may account for a majority of an executive’s compensation.  This practice parallels the compensation practices of our peer group.  In order to attract and retain the best talent, we compensate at a level that reflects the demand within our peer group for talented executives, especially in a cyclical industry environment.  In view of these circumstances, we must balance pay for performance with the need to attract, retain, and incentivize senior executives.  The Compensation Committee has the discretion to recommend rewards for superior performance or decreases for inferior performance.  While incentivizing performance, the design of our program is intended to mitigate excessive risk-taking by executives.  We believe our mix and structure of compensation promote sustained performance without motivating or rewarding excessive risk.

Advisory Vote on Executive Compensation

In 2011, we held our first shareholder advisory vote on the compensation paid to our Named Executive Officers in 2010, which resulted in more than 79% of votes cast approving such compensation.  As recommended by the Board, shareholders expressed their preference for an advisory vote on executive compensation once every three years, and we have implemented that recommendation.  The next shareholder advisory vote on our executive compensation will occur at the 2014 Annual Stockholders’ Meeting.

The Compensation Committee evaluated the results of the 2011 advisory vote on executive compensation and the support expressed by shareholders at our 2011 meeting.  The Compensation Committee also considered many other factors in evaluating our executive compensation programs as discussed in this compensation discussion and analysis, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, and review of comparative compensation data that included information regarding a selected peer group.  While each of these factors bore on the Compensation Committee’s decisions regarding our executives’ compensation, the Compensation Committee did not make any changes to our executive compensation program and policies as a result of the 2011 “say-on-pay” advisory vote.  Given the support stockholders expressed for our executive compensation programs, the Compensation Committee generally elected to continue the same principles in determining the types and amounts of compensation to be paid to the Named Executive Officers in 2011.  The Compensation Committee intends to monitor the results of future “say-on-pay” advisory votes when evaluating the effectiveness of our executive compensation policies and practices, particularly in the event of a negative vote or significant changes in the percentage of favorable votes regarding any such proposal.

Executive Compensation Process

The Compensation Committee

The Compensation Committee’s responsibilities, which are more fully described in its charter, include each of the following:

•
developing and implementing compensation programs that enhance our ability to recruit and retain qualified executives, directors, and other personnel, and developing and implementing equity and other performance awards programs that create long-term incentives for executive management, directors, and key employees by enabling them to acquire an equity stake in us;

•
reviewing and recommending to the Board of Directors, outside the presence of the Chief Executive Officer, the amount and manner of compensation of the Chief Executive Officer for final determination by the Board of Directors;

•
consulting with and considering the recommendations of the Chief Executive Officer respecting the amount and manner of compensation of the other executive officers and recommending to the Board of Directors the amount and manner of compensation for such executive officers for final determination by the Board of Directors; and

•	reviewing and recommending to the Board of Directors incentive awards under our equity and other award plans for executive officers, directors, employees, and other eligible participants.

Benchmarking Against Peer Companies

We strive to compensate our executives competitively relative to industry peers.  We use both survey data and information from our industry peers as a framework in structuring our total compensation opportunities.  Actual compensation paid will be higher or lower than peer group averages, which is our benchmark level for compensation, depending on a number of factors, including Company and individual performance, performance of the peer group, accomplishment of our goals, our financial condition, and industry and economic conditions generally.

We annually review competitive executive compensation based on public company data compiled by Equilar, Inc., an independent compensation data compiler.  We do not engage an independent compensation consultant.

Each year, our Compensation Committee spends considerable time selecting a relevant peer group, with input from management.  The scoping criteria from 2010 were reviewed again at the beginning of 2011 and reaffirmed as appropriate benchmarks for selecting the peer group.  In selecting the 2011 peer group, we reviewed year-end 2010 data for U.S.-traded public companies engaged in the oil and gas business that were similar to us in the areas of market capitalization, annual revenues, and enterprise value.  We believe that these criteria were effective in yielding an appropriate peer group of comparable companies.  The industry peer group changes from time to time due to business combinations, asset sales, bankruptcies, and other types of transactions that cause peer companies to no longer exist or no longer be comparable.  The Compensation Committee approves any revisions to the peer group on an annual basis.  The following 20 companies comprised the industry peer group used during 2011 in connection with executive compensation decisions:

Abraxas Petroleum Corp.	Approach Resources, Inc.
Barnwell Industries, Inc.	Credo Petroleum Corp.
Double Eagle Petroleum Co.	Endeavor International Corp.
GASCO Energy, Inc.	GASTAR Exploration Ltd.
GeoMet, Inc.	Harvest Natural Resources, Inc.

HKN, Inc.	Houston American Energy Corp.
Isramco, Inc.	Kodiak Oil & Gas Corp.
NGAS Resources, Inc.	Panhandle Oil & Gas, Inc.
Royale Energy, Inc.	Toreador Resources Corp.
TriValley Corp.	Warren Resources, Inc.

The companies included in the selected peer group differ from those listed in the General Industry Classification Standard (“GICS”), a grouping commonly used by advisory services.  The Compensation Committee believes that the oil and gas exploration companies listed above constitute a more directly relevant compensation peer group than the broader GICS industry group.  The Compensation Committee believes that the GICS industry group does not have adequate pro rata representation of international exploration companies, and that the individual companies in the GICS industry group, on average, are too large to be representative of the operations of and assets available to FX Energy.

The table below compares FX Energy’s year-end 2010 company metrics versus the peer group metrics:

The benchmarking results provided background and context for the Compensation Committee’s recommendations and decisions.  The information regarding peer companies and pay practices of the peer group assisted in its analysis but did not determine the Compensation Committee’s award recommendation for any particular executive.

As part of the total compensation review process, the Compensation Committee reviews each element and the mix of compensation that comprises the total executive compensation package.  This process includes comparing historical data for the executives in the peer group to similar data for our executives.  With the assistance of the Chief Executive Officer, the Compensation Committee also assesses skills, experience, and achievements of the executives individually and as a group as the basis for its recommendations to the Board.  To support our compensation objectives, the Compensation Committee may recommend that the Board adjust elements of compensation for our executives to align them with the various elements of the peer group executives, making adjustments when appropriate in instances when the elements are not directly comparable.  In addition to adjusting the allocation among elements of compensation for the executive group or Chief Executive Officer, as the case may be, individual pay may differ for any executive based on individual performance, tenure, retention considerations, and a subjective assessment of future potential.  We may also adjust compensation or individual elements of compensation based on internal equity among the executive group.

In executive sessions outside the presence of the Chief Executive Officer, the Compensation Committee reviews and recommends to the Board compensation for the Chief Executive Officer based on his performance and using the benchmark data as a reference point.  In consultation with the Chief Executive Officer, the Compensation Committee then recommends to the Board the amount of compensation for the remaining executives.  The Compensation Committee considers each of the factors comprising performance results in recommending the amount of each executive’s compensation.  The Board then reviews and considers the Compensation Committee’s recommendation in the light of its own analysis of these compensation factors and with further input from the Chief Executive Officer.

Executive Compensation Components

Our Board-approved executive compensation program consists of three key elements: base salary, annual cash incentives, and long-term incentives in the forms of stock options and restricted stock awards.  The following charts illustrate the mix of compensation components, over the past three years, for our Chief Executive Officer and our other officers:

The actual amount ultimately realized by individual executives from their total compensation opportunities (other than base salary), if any, is dependent upon our actual operational, financial, and/or stock price performance as well as individual performance.  Accordingly, if overall results fail to meet the goals established for the compensation opportunities, then earned compensation is likely to fall below the peer group’s mean compensation, depending upon the performance of the companies within that group.  Conversely, if overall results exceed goals, then compensation is likely to exceed the peer group’s mean compensation.

In addition to these three compensation elements, we also provide limited retirement compensation and other employee benefits.  The benefit plans are designed to encourage retention and reward long-term employment.  We believe perquisites for senior executives should be extremely limited in scope and value and should also be restricted to those types of perquisites that are available to all employees.

We supplement this compensation with some downside protection to minimize the turnover of executive talent and to ensure that our executives’ attention remains focused on our stockholders’ interests.  Such downside protection includes the use of employment and change of control agreements, which are discussed in more detail below.

Base Salary

To remain competitive with compensation levels of executives at comparable companies, we target the base pay of our executives at about the average of the peer group of companies identified above.  We believe that targeting base pay at a competitive level helps fulfill our compensation program objective of attracting and retaining high-quality executives.  Each executive’s salary relative to this competitive framework varies based on the level of his responsibility, experience, time in position, internal pay equity considerations, and individual performance and is reviewed by the Compensation Committee on an annual basis.  Specific salary adjustments take into account these factors and the current market for management talent.

Analysis of 2011 Salaries

As a result of a review of peer group and other compensation data available, including current compensation trends and talent demand in the oil and gas industry, and consideration of our financial condition, we determined to maintain 2011 Named Executive Officer salaries at their 2008 levels, with the exception of one executive.  In late 2011, we determined to continue our 2011 salary levels through 2012.  We considered the impact of inflation in reviewing compensation levels and concluded that the level of inflation did not warrant salary changes.  In total, we anticipate that the executive group’s base salaries would approximate the average of our peer group for executives for both 2011 and 2012.

Incentive Compensation

Our stock price is significantly influenced by global oil and gas prices, which are driven by macroeconomic factors that are outside of our control.  Accordingly, our incentive compensation program is designed to focus management’s efforts in areas where they have the most ability to drive long-term value appreciation.  To achieve this, we utilize a comprehensive incentive compensation structure, ensuring a suitable mix of operational and financial incentives based on:

•	annual and long-term performance;

•	absolute and relative performance measures; and

•	internal and external performance comparisons.

The following charts illustrate the mix of at-risk short-term and long-term incentive compensation over the past three years for our Chief Executive Officer and other officers:

Annual Cash Incentives

As part of each executive’s performance-based compensation, we maintain the FX Energy Cash Bonus Plan (the “Bonus Plan”).  The purpose of the Bonus Plan is to make a significant portion of each executive’s total compensation variable based on our performance respecting goals that are set to enhance stockholder value over the long term.

The Bonus Plan calls for the Compensation Committee to review certain corporate performance criteria as it relates to our peers, as well as certain other absolute measures of performance, and leaves the Compensation Committee the discretion to consider the achievement of other specific corporate objectives, individual contributions, general economic conditions, and other factors when making incentive awards for each year.  The Compensation Committee uses this information to recommend annual incentive awards to the Board.  The Bonus Plan provides for a preliminary award near year-end based on an analysis of Company performance to date and preliminary peer group data, followed by a final payment (which may be zero) later, once all peer group prior-year performance data becomes available.

We set target awards as a percentage of base salary at about the estimated average of peer group award percentages for each executive position.  Target awards vary by position.  Our CEO’s target percentage tends to be higher than that of our other officers, as the members of our peer group tend to award their CEO’s a higher percentage of salary in the form of incentive payments than they do for other officers.  Accordingly, our CEO’s short-term incentive compensation tends to represent a greater percentage of total incentive compensation than that of our other officers.  Our success in meeting our corporate objectives (reviewed as of year-end) and each particular executive’s role in meeting those objectives are used to determine whether the actual award should be above, below, or at the anticipated peer group average.

In determining short-term cash incentive awards, the Compensation Committee reviews corporate performance relative to our peer group in the following areas: (i) three-year revenue growth per share; (ii) three-year reserve volume growth per share; (iii) three-year finding and development cost per unit of reserves; and (iv) one-year stock price change.  Each measure comprises 12.5% of the incentive award.  For each measure, the peer group members, including the Company, are ranked by performance order and divided into quintiles.  The incentive award for each measure is determined by the quintile ranking of the Company within the peer group, and the percentage contributions of all four measures are added to determine the overall annual incentive award.  Award percentages for the various quintiles range ratably from 25% in the top quintile to 0% in the bottom quintile.

In addition, the Compensation Committee reviews absolute corporate performance in the following areas: (v) production volume per share at year-end; (vi) reserves volume per share at year-end; (vii) earnings before interest, taxes, depreciation, depletion, amortization, and exploration expenses (EBITDAX) per share at year-end; and (viii) net asset value per share at year-end.  We compare these measures to our own three-year history.  Each of these measures also comprises 12.5% of the incentive award.  The incentive award for each measure is determined with reference to a matrix approved by the Compensation Committee at the beginning of the year, and the percentage contributions of all four measures are added to determine the overall annual incentive award.  Award percentages for the various quintiles range ratably from 25% at the top of the matrix to 0% in the bottom of the matrix.

We believe that success in these performance areas enhances stockholder value in both the short term and the long term.  Success in the areas of reserve additions and revenue growth, in particular, reflects our positive achievements in implementing our business model of translating early-stage exploration efforts into tangible assets and cash flow.  Lower than industry-average finding costs demonstrate our ability to find and drill exploration targets that contribute meaningfully to increases in reserve volumes and values.  Relative changes in share price reflect the market’s recognition of our progress in implementing our business model.  Success in the four absolute measures reflects the achievement of our internal objectives without regard to how our peers are performing.

2011 Incentive Awards

In determining a preliminary award for 2011, the Compensation Committee undertook the following review: (i) with respect to the Bonus Plan’s relative measures, the Compensation Committee compared our estimated 2011 performance to that of our peer group’s performance for the three year period that ended in 2010; and (ii) with respect to the Bonus Plan’s absolute measures, the Compensation Committee compared our estimated 2011 performance with that of our own prior three-year performance.  The following table shows the level of achievement for each of the incentive plans goals:

Incentive Plan Measures	FX Energy Performance	Incentive Award Qualification

Absolute(1)
Reserves Growth	Below Target	0.0%
Production Growth	Above Target	25.0%
EBITDAX Growth	Above Target	25.0%
Net Asset Value Growth	Above Target	25.0%

vs. Peers
Reserves Growth	At Target	12.5%
Revenue Growth	Above Target	25.0%
Finding Costs	At Target	12.5%
Stock Price Growth	At Target	12.5%
_______________

(1)	Absolute measures are calculated on a per-share basis.

Based on these achievements, the Board approved preliminary incentive awards for 2011 equal to 75% of the estimated annual award, as shown in the following table, with the intent to review fully our relative and absolute performance and determine the final 2011 incentive awards after 2011 peer group data becomes available:

Executive Officer	2011 Interim Award

David N. Pierce	$235,915
Andrew W. Pierce	100,570
Jerzy Maciolek	100,570
Thomas B. Lovejoy	103,592
Clay Newton	71,609

Long-Term Incentives

Equity Awards

We have equity compensation plans under which we can make annual grants of stock awards to eligible Named Executive Officers and other employees.  Equity incentives represent a significant element of our total compensation program.  As with other elements, the value received through various stock-based awards is included in our annual total compensation review process.  Each year, we collect and review competitive data from the peer group specifically on the use of, and value received through, equity incentives.  From this data, management develops and recommends annual awards.  Our philosophy is that the award opportunity should match the range of awards made by our peers.  Individual awards are then further modified, based on a subjective assessment of individual performance, contribution, and future potential.

Last year, we introduced the 2011 Incentive Plan, or 2011 Plan, to our shareholders.  The purpose of the new plan was to further align our long-term incentive program with that of our peers.  We asked shareholders to approve a total number of shares for the plan equal to 7.5% of the number of our shares issued and outstanding, which is approximately equal to the mean number of shares that other companies in our peer group included in equity incentive plans submitted to their shareholders for approval during the preceding three years.  Further, an annual award of 1.82% of the number of outstanding shares is approximately equal to the mean number of equity incentive awards granted by the other companies in our peer group.  Finally, a ratio of two-thirds of the annual award in options and one-third of the annual award in restricted stock is also approximately equal to the mean ratio of options and restricted stock granted by the other companies in our peer group.  In addition, upon approval of the new plan, our officers agreed to terminate their interest in the Executive Royalty Plan, which was then terminated in its entirety.  No payments were or will be made under the royalty plan.

Prior to 2011, restricted stock awards to senior management were traditionally the focus of our long-term incentive compensation.  Restricted stock awards provide value in the form of our stock while resulting in lower share usage and lower dilution than the use of certain other types of equity awards.  In addition, the vesting conditions (discussed below) and opportunity for long-term capital appreciation, which are characteristic of restricted stock awards, help us achieve our objectives of management retention and linking pay to our long-term stockholder value.  In making restricted stock awards, we consider stock market overhang and run rates.  Restricted stock awards do not offer dividend or voting rights until they vest and the shares are subsequently released to the grantee.

Upon approval of the 2011 Plan, and in keeping with the practice of our peer group companies, we decreased the number of restricted stock awards to each of our officers, but added new stock option awards.  The stock option awards now comprise two-thirds of our equity awards, with the balance being in the form of restricted stock awards.  Stock option awards directly align executive officers and stockholder interests.  The stock option grants reward executives for growth in the value of Company stock over the long-term.  Stock options deliver value to an executive only if the share price is above the grant price after the date of vesting.  Therefore, stock price volatility will have a greater impact on total compensation results delivered from stock options compared to restricted stock awards.

Analysis of 2011 Equity Awards

Prior to 2011, the amount of our long-term incentive compensation was measurably lower than that of our peer group, dating back more than five years.  As discussed above, upon the implementation of our 2011 Plan, we believe our long-term compensation should now be more comparable to that of our peer group.  Once final peer group data for 2011 becomes available, we plan to ensure that our compensation remains in line with that of our peers.

Vesting and Other Restrictions

Annual equity awards granted under our equity compensation plans typically vest 33% on each of the first three anniversaries of their grant date, contingent on continued employment with us.  In the case of supplemental awards, we may use a shorter or longer vesting period depending upon our retention objectives for the individual recipient.  We believe that these provisions serve our objectives of retention and connecting the executives’ long-term interests to ours and to those of our stockholders.

Grant Timing and Pricing

Prior to 2011, we granted annual stock awards generally at or near our regularly scheduled, fourth quarter Board meeting each year.  In 2011, we granted our annual stock awards immediately following the approval of our 2011 Plan.  Notwithstanding our grant schedule, we do not grant stock awards prior to the release of material, nonpublic information that is likely to result in change in our stock price.  We may change the date upon which equity awards are granted if there is unreleased material, nonpublic information.

Retirement Compensation

We do not offer a traditional pension plan.  We do have a 401(k) Stock Bonus Plan under which we make annual contributions, in the form of FX Energy stock, to the retirement account of each of our Named Executive Officers.  Each executive is encouraged to retain the contributed stock, and as of the date of this report, no executive has sold any of the shares so contributed.  We believe that offering this plan to executives is critical to achieve the objectives of attracting and retaining talent, particularly because we do not offer a defined benefit pension plan or any employee stock purchase, employee stock ownership, deferred compensation, or supplemental early retirement plans.

Other Compensation

We offer limited other perquisites and benefits to our executives, which are reflected in the relevant tables and narratives that follow.  The executives participate in basic Company-wide plans and programs, such as group medical, dental, and life insurance, in accordance with the terms of the programs and on the same terms as all other domestic administrative employees.  We do not offer disability insurance, automobile allowances, Company-provided automobiles, club memberships/dues, financial planning allowances, first-class travel (unless preapproved by our Chief Executive Officer), security services, or sign-on or retention bonuses.

Internal Pay Equity

Our core compensation philosophy is to pay our Named Executive Officers competitive levels of compensation that reflect their individual responsibilities and contributions to us, while providing incentives to achieve our business objectives.  While comparisons to compensation levels of similarly situated executives at companies in our peer group are beneficial in assessing the competitiveness of our various programs, we recognize that our compensation programs must also be internally consistent and equitable.  The Compensation Committee and Board evaluated the mix of the individual elements of compensation paid to our executives, as well as the overall composition and responsibilities of the executive team.  We do not have a formal policy that addresses Chief Executive Officer compensation multiples as they relate to other Named Executive Officers; however, the Chief Executive Officer’s total compensation has historically been less than 160% of the average total compensation of the other Named Executive Officers.

FX Energy’s exploration initiative in Poland was originally founded by three individuals, David N. Pierce (currently the Chief Executive Officer), Andrew W. Pierce, and Jerzy B. Maciolek.  In recognition of their initial vision and ongoing contribution to our success, we set the salaries of Andrew W. Pierce and Jerzy Maciolek at the same level.

Risk Assessment

The Compensation Committee believes that its approach to choosing performance metrics and evaluation of performance results assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives.  Several features of our programs reflect sound risk-management practices.  As examples, both Net Asset Value and EBITDAX involve the use of net cash available or generated.  The Compensation Committee believes that, in a capital intensive industry like oil and gas exploration, cash assets and cash flow are important determinants of our overall risk exposure. We believe our overall compensation program provides a reasonable balance between short- and long-term objectives, which helps mitigate the threat of excessive risk-taking in the short term.  Further, the performance criteria reviewed by the Compensation Committee in determining cash bonuses are Company-wide, and the Compensation Committee and Board use their subjective judgment and discretion in recommending and approving bonus levels for our executives.  This is based on the Compensation Committee’s and the Board’s belief that applying Company-wide metrics encourages decision making that is in the best long-term interests of the Company and our stockholders as a whole.  The multi-year vesting of our equity awards for executive compensation discourages excessive risk-taking and properly accounts for the time horizon of risk.

Tax Considerations

Impact of Internal Revenue Code Section 162(m)

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit our federal income tax deductions for compensation expense in excess of $1 million paid to Named Executive Officers.  However, performance-based compensation can be excluded from the limit so long as it meets certain requirements.

No executive of FX Energy, including our Chief Executive Officer, has received nonperformance-based compensation in any given year in excess of $1 million.

Section 409A of the Internal Revenue Code

To the extent one or more elements of compensation provided to executives is subject to Section 409A of the Internal Revenue Code, we intend that these elements be compliant so that the executives are not subject to increased income or penalty taxes imposed by Section 409A.  Section 409A requires that “deferred compensation” either comply with certain deferral election and payment rules or be subject to a 20% additional tax and in some circumstances penalties and interest imposed on the person who is to receive the deferred compensation.  We believe that if the adverse tax consequences of Section 409A become applicable to our compensation arrangements, such arrangements would be less efficient and less effective in incentivizing and retaining employees.  We intend to operate our compensation arrangements so that they are compliant with or exempt from Section 409A and have, therefore, amended or modified our compensation programs and awards, including our employment agreements, to the extent necessary to make them compliant or exempt.  We have also agreed to provide additional payments to our Named Executive Officers in the event that an additional tax is imposed under Section 409A.

2011 Summary Compensation Table

The following table summarizes the compensation of our Chief Executive Officer and our four highest paid executive officers other than our Chief Executive Officer (“Named Executive Officers”) for the fiscal year ended December 31, 2011:

		Salary	Bonus	Stock Option Awards	Restricted Stock Awards	All Other Compen -sation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)

David N. Pierce	2011	$367,500	$235,915(3)	$198,944	$179,883	$73,114	$1,055,357(3)
President, Chief Executive Officer	2010	367,500	240,813(3)	--	254,100	67,572	929,985(3)
	2009	367,500	300,582(4)	--	115,500	77,092	860,674(4)

Thomas B. Lovejoy	2011	262,500	103,592(3)	113,682	102,789	80,756	663,319(3)
Chairman, Executive Vice President	2010	262,500	111,168(3)	--	145,200	75,101	593,969(3)
	2009	262,500	139,022(4)	--	66,000	78,843	546,365(4)

Andrew W. Pierce	2011	283,500	97,833(3)	177,628	160,609	57,552	777,123(3)
Vice President Operations	2010	283,500	125,301(3)	--	226,875	58,802	694,478(3)
	2009	283,500	167,293(4)	--	103,125	59,815	613,733(4)

Jerzy B. Maciolek	2011	283,500	97,833(3)	177,628	160,609	69,840	789,410(3)
Vice President Exploration	2010	283,500	125,301(3)	--	226,875	69,101	704,777(3)
	2009	283,500	167,293(4)	--	103,125	75,252	629,170(4)

Clay Newton	2011	225,000	71,609(3)	106,578	96,363	66,859	566,408(3)
Vice President Finance	2010	210,000	71,166(3)	--	136,125	63,335	480,626(3)
	2009	210,000	67,146(4)	--	61,875	72,444	411,465(4)
________________

(1)
The amount includes the fair value of stock awards on the date of grant as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, formerly Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment.  For a discussion of valuation assumptions, see Note 1 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2011.  The table below shows the 2011 stock grants to each of the Named Executive Officers:

Name	Stock Option Awards	Restricted Stock Awards
David N. Pierce	71,099	35,550
Thomas B. Lovejoy	40,628	20,314
Andrew W. Pierce	63,481	31,741
Jerzy B. Maciolek	63,481	31,741
Clay Newton	38,089	19,044

(2)	The amounts reported for each of the Named Executive Officers in “All Other Compensation” for 2011 are shown below (in dollars):

	Registrant Contributions
	to Defined Contribution	Insurance Premiums and
Name	Plans	Medical Reimbursement
David N. Pierce	$49,000	$24,114
Thomas B. Lovejoy	49,000	31,756
Andrew W. Pierce	49,000	8,552
Jerzy B. Maciolek	49,000	20,840
Clay Newton	45,000	21,859

(3)
The bonus consists of a preliminary award under our Bonus Plan for 2011 that was reported in our annual report on Form 10-K for the year ended December 31, 2011.  A final award may be approved by the Board later in 2012.

(4)
The bonus consists of a preliminary award under our Bonus Plan for 2010 that was reported in our annual report on Form 10-K for the year ended December 31, 2010, plus a subsequent award approved by the Board in May 2011 following the review of peer group compensation data.

(5)
The bonus consists of a preliminary award under our Bonus Plan for 2009 that was reported in our annual report on Form 10-K for the year ended December 31, 2009, and a final award that was approved by the Board in July 2010 following the review of peer group compensation data.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

We maintain the following executive compensation programs for our Named Executive Officers:

•	base salary;

•	annual cash incentive compensation;

•	equity-based awards;

•	retirement benefits;

•	other employee benefits; and

•	employment and change in control agreements

We include further details regarding these programs, including information on performance criteria and vesting provisions, in the “Compensation Discussion and Analysis—Executive Compensation Philosophy” section on page 10.

Outstanding Equity Awards at 2011 Year-End

The following table reflects outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2011, for each of the Named Executive Officers.  The table also reflects unvested and unearned stock awards:

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
			Equity					Number	Value of
			Incentive					of	Unearned
	Number of		Plan				Market	Unearned	Shares,
	Securities		Awards:			Number of	Value of	Shares,	Units or
	Underlying	Number of	Number of			Shares or	Shares or	Units or	Other
	Unexer-	Securities	Securities			Units of	Units of	Other	Rights
	cised	Underlying	Underlying			Stock	Stock	Rights	That
	Options (#)	Unexercised	Unexercised	Option	Option	Held That	That Have	That Have	Have
	Exer-	Options (#)	Unearned	Exercise	Expiration	Have Not	Not	Not	Not
Name	cisable(1)	Unexercisable	Options(#)	Price($)	Date	Vested(#)	Vested($)(2)	Vested(#)	Vested($)

David N. Pierce	-	71,099	71,099	$ 5.06	09/16/21	77,550(3)	$372,240	-	-
Thomas B. Lovejoy	-	40,628	40,628	5.06	09/16/21	44,314(4)	212,707	-	-
Andrew W. Pierce	-	63,481	63,481	5.06	09/16/21	69,241(5)	332,357	-	-
Jerzy B. Maciolek	-	63,481	63,481	5.06	09/16/21	69,241(6)	332,357	-	-
Clay Newton	-	38,089	38,089	5.06	09/16/21	41,544(7)	199,411	-	-

(1)
We granted all options 10 years prior to the expiration date.  The options vest ratably over a three-year period beginning with the first third vesting one year after the date of grant, the second third vesting two years after the date of grant, and the final third vesting three years after the date of grant.

(2)	Market value of shares of stock that have not vested is based on the December 31, 2011, closing market price for a share of our common stock, which was $4.80.
(3)
Mr. Pierce’s restricted shares will vest as follows: 28,000 shares on December 21, 2012; 14,000 shares on December 21, 2013; 11,850 shares on each of September 16, 2012, 2013, and 2014.  All of the restricted shares will also vest if we terminate his employment other than for cause or if he dies or becomes disabled.  Restricted stock awards also vest fully on a change in control.

(4)
Mr. Lovejoy’s restricted shares will vest as follows: 16,000 shares on December 21, 2012; 8,000 shares on December 21, 2013; 6,771 shares on each of September 16, 2012, 2013, and 2014.  All of the restricted shares will also vest if we terminate his employment other than for cause or if he dies or becomes disabled.  Restricted stock awards also vest fully on a change in control.

(5)
Mr. Pierce’s restricted shares will vest as follows: 25,000 shares on December 21, 2012; 12,500 shares on December 21, 2013; 10,580 shares on each of September 16, 2012, 2013, and 2014.  All of the restricted shares will also vest if we terminate his employment other than for cause or if he dies or becomes disabled.  Restricted stock awards also vest fully on a change in control.

(6)
Mr. Maciolek’s restricted shares will vest as follows: 25,000 shares on December 21, 2012; 12,500 shares on December 21, 2013; 10,580 shares on each of September 16, 2012, 2013, and 2014.  All of the restricted shares will also vest if we terminate his employment other than for cause or if he dies or becomes disabled.  Restricted stock awards also vest fully on a change in control.

(7)
Mr. Newton’s restricted shares will vest as follows: 15,000 shares on December 21, 2012; 7,500 shares on December 21, 2013; 6,348 shares on each of September 16, 2012, 2013, and 2014.  All of the restricted shares will also vest if we terminate his employment other than for cause or if he dies or becomes disabled.  Restricted stock awards also vest fully on a change in control.

Option Exercises and Stock Vested During 2011

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)(1)	Acquired on Vesting (#)	on Vesting ($)(2)

David N. Pierce	85,000	$94,350	42,000	$195,720
Thomas B. Lovejoy	75,000	83,250	24,000	111,840
Andrew W. Pierce	75,000	83,250	37,500	174,750
Jerzy B. Maciolek	175,000	194,250	37,500	174,750
Clay Newton	--	--	22,500	104,850

(1)	This value is the difference between the option exercise price and the market value of the underlying shares on the date of exercise, multiplied by the number of shares.
(2)	This value is the market value of the shares on the vesting date multiplied by the number of shares.

Other Potential Post-Employment Compensation

Our analysis of the accumulated wealth of our Named Executive Officers shows that a significant portion of their financial well-being is dependent on their compensation and the performance of our common stock.  Accordingly, as part of our program to retain our key employees, we have extended employment and change in control agreements to all of our Named Executive Officers.  These are separate agreements, with the employment agreement covering only the terms of employment and the change in control agreement covering only a change in Company control.  The following summaries describe potential payments payable to our Named Executive Officers upon termination of employment or a change in control.  The actual payments to executives are contingent upon many factors as of the time benefits would be paid, including elections by the executive and tax rates, as well as the discretion of the Compensation Committee.

Employment Agreements

We have entered into agreements with each of our Named Executive Officers providing for the terms of employment.  Each of the agreements has an initial term of two and one-half years; provided, however, that such agreements will automatically be renewed each year for successive two and one-half year terms unless we deliver to the applicable executive written notice of nonrenewal at least 40 days before the expiration date.  All of the agreements were entered into on January 1, 2007.  Notwithstanding the foregoing, these agreements automatically terminate upon the earlier of a change in corporate control (as defined in the change in corporate control agreements described below) or such time as the applicable executive ceases to be employed by us for any reason.

Change in Control Agreements

We also have agreements with our Named Executive Officers providing for certain enhanced severance benefits only in the event of the severance of the employment of such Named Executive Officer following a change in corporate control.  Each of the agreements has an initial term of one year, and the expiration date will automatically be extended for one additional year unless in the 60-day period immediately preceding any anniversary date of the agreement, either we or the applicable executive rejects such automatic extension.  These agreements were entered into on January 1, 2007.

David N. Pierce

If we terminate Mr. Pierce’s employment other than for cause (as defined in the agreement) or Mr. Pierce resigns for cause (as defined in the agreement), Mr. Pierce will be entitled to severance pay and up to 24 months of continued health care coverage.  The severance pay is payable in a lump sum six months after his termination and is equal to two times the greater of: (i) his then current annual salary; or (ii) his salary plus bonus compensation for the year most recently ended, including amounts subsequently awarded under our Bonus Plan respecting such year after final peer group performance data are available.  In addition, all unvested options, restricted shares, and other equity-based awards will be immediately vested.  Under Mr. Pierce’s change in control agreement, Mr. Pierce will be entitled to receive similar severance payments and benefits as those described above if we terminate his employment other than for cause or Mr. Pierce’s employment is terminated by death or disability within two years after a change in control (as defined in the agreement).  The agreements do not provide for a gross-up of income taxes resulting from a payment under the agreements for all of our officers.

If Mr. Pierce’s employment had been terminated under the circumstances noted in the table below as of December 31, 2011, payments and benefits to him would have an estimated potential value as follows:

			Value of
			Accelerated
Termination Reason	Cash Severance	Benefits(1)	Equity Awards	Total(1)

Retirement / Voluntary / With Cause	$ -	$ -	$ -	$ -
Without Cause / Change in Control / Death	1,206,830	30,115	372,240	1,609,185

(1)           Includes two years of group medical, dental, and life insurance premiums.

Named Executive Officers (Other Than David N. Pierce)

Assuming the employment of the Named Executive Officers noted in the tables below was terminated under the circumstances noted in the table on December 31, 2011, payments and benefits to each Named Executive Officer would have estimated potential values as follows:

			Value of
			Accelerated
Termination Reason	Cash Severance	Benefits(1)	Equity Awards	Total(1)

Retirement / Voluntary / With Cause	$ -	$ -	$ -	$ -
Without Cause / Change in Control / Death
Thomas B. Lovejoy	732,184	38,318	212,707	983,210
Andrew W. Pierce	762,666	9,724	332,357	1,104,747
Jerzy B. Maciolek	762,666	30,115	332,357	1,125,138
Clay Newton	593,218	20,383	199,411	813,013

(1)	Includes two years of group medical, dental, and life insurance premiums.

2011 Director Compensation

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on our Board of Directors in 2011.  Directors who are our employees are not compensated for their services:

					Change in
	Fees				Pension Value
	Earned			Non-Equity	and
	or			Incentive	Nonqualified	All Other
	Paid in	Stock	Option	Plan	Deferred	Compen-
	Cash	Awards	Awards	Compensation	Compensation	sation
Name	($)(1)	($)(2)	($)	($)	Earnings	($)(3)	Total ($)

Dennis B. Goldstein(4)	$51,750	$ 51,394	$56,841	-	-	$ -	$159,985
H. Allen Turner(5) (6)	56,750	25,700	28,421	-	-	-	110,871
Richard Hardman(7)	28,000	115,636	127,894	-	-	57,000	328,530
Arnold S. Grundvig, Jr.(5)	51,750	25,700	28,421	-	-	-	105,871

(1)	Non-employee directors receive the following annual cash compensation:

·	an annual retainer of $20,000;
·	an additional annual retainer of $20,000 for the Lead Director;
·	an additional annual retainer of $20,000 for the Capital Markets Director;
·	an additional annual retainer of $20,000 for the chairman of the Compensation Committee;
·	an additional annual retainer of $5,000 for the chairman of the Audit Committee;
·	a fee of $2,000 for each Board meeting attended;
·	a fee of $750 for each Audit Committee meeting attended; and
·
each director is entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees and related activities.

(2)	Non-employee directors receive the following annual stock awards:

·	an annual grant of 5,079 shares of restricted stock and 10,157 stock options;
·	an additional annual grant of 5,079 shares of restricted stock and 10,157 stock options for the Lead Director; and
·	an annual grant of 17,774 shares of restricted stock and 35,550 stock options for the Technical Advisor.

The amount includes the fair value of stock awards on the date of grant as calculated in accordance with FASB ASC Topic 718.  For a discussion of valuation assumptions, see Note 1 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2011.

(3)	Annual consulting fees of $57,000 for the Technical Advisor to the Board of Directors.

(4)	Lead Director and Chairman of the Nomination and Governance Committee.

(5)
Mr. Grundvig served as Chairman of the Audit Committee until June 4, 2007, at which time Mr. Turner was appointed to serve as Chairman of the Audit Committee.  Mr. Grundvig was appointed Chairman of the Compensation Committee in 2009.

(6)	Capital Markets Advisor to the Board of Directors.

(7)	Technical Advisor to the Board of Directors.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the financial reporting process for us on behalf of the Board of Directors.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the annual financial statements included in the Annual Report and filed with the Securities and Exchange Commission.  The Audit Committee also reviewed the unaudited financial statements filed with our quarterly reports on Form 10-Q.

The Audit Committee discussed with management and the independent registered public accountants the acceptability and the quality of the accounting principles used in the financial statements.  These discussions included the clarity of the disclosures made therein, the underlying estimates and assumptions used in the financial reporting, the reasonableness of the significant judgments and management decisions made in developing the financial statements, and the independent registered public accountants’ evaluation of our internal controls.

The Audit Committee met privately with the independent registered public accounting firm and discussed issues deemed significant by the accounting firm, including those required by Public Company Accounting Oversight Board AU 380, Communication with Audit Committees.  In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company and its management, including the matters in the written disclosures required by Public Company Accounting Oversight Board Rule 3526; received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; and considered whether the provision of nonaudit services was compatible with maintaining the accounting firm’s independence.

The Audit Committee has also discussed issues related to the overall scope and objectives of the audits conducted, the internal controls used by us, and the selection of our independent registered public accountants with our management and our independent registered public accountants.

The Audit Committee discussed with management our disclosure controls and procedures and the certifications by our Principal Executive Officer and Principal Financial Officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of our filings with the Securities and Exchange Commission.  During 2011, we did not engage PricewaterhouseCoopers LLP to perform any management or financial information systems design consulting services.

Pursuant to the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

The foregoing report has been furnished by:	H. Allen Turner, Chairman
Arnold S. Grundvig, Jr.
Dennis B. Goldstein

RELATIONSHIP WITH INDEPENDENT AUDITORS

Independent Registered Public Accountants

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2011, for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year, comfort letters, and for assistance with documents filed with the Securities and Exchange Commission were $360,000.  The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2010, for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year, and for reviews of registration statements and for assistance with the Securities and Exchange Commission’s review of our prior year financial statements were $348,050.

Audit Related Fees

PricewaterhouseCoopers LLP did not bill us for any professional services that were reasonably related to the performance of the audit or review of financial statements for either the fiscal years ended December 31, 2011 and 2010, that are not included under Audit Fees above.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for domestic and international tax compliance, tax advice, and tax planning for the fiscal years ended December 31, 2011 and 2010, were $38,725 and $15,920, respectively.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for other services for the fiscal years ended December 31, 2011 and 2010, were $1,800 and $1,800, respectively.

The engagements of PricewaterhouseCoopers LLP to perform all of the above-described services were approved by the Audit Committee before we entered into the engagements, and the policy of the Audit Committee is to require that all services performed by the independent registered public accountants be preapproved by the Audit Committee before the services are performed.

OTHER MATTERS

Management does not know of any business other than that referred to herein that may be considered at the Annual Meeting.  If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

In order to assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided.  The signing of a proxy by no means prevents your attending the meeting.

FX ENERGY, INC.
By Order of the Board of Directors

/s/ Scott J. Duncan
Scott J. Duncan, Secretary
Salt Lake City, Utah
May 11, 2012

Proxy
FX ENERGY, INC.

Annual Meeting of the Stockholders of	(This Proxy Is Solicited on Behalf
FX Energy, Inc., on June 14, 2012	of the Company)

The undersigned hereby appoints David N. Pierce and Scott J. Duncan proxies, and each of them, with full power of substitution, to vote all shares of common stock of FX ENERGY, INC. (the “Company”), that the undersigned is entitled to vote at the 2012 Annual Meeting of Stockholders of the Company (“Annual Meeting”) to be held in the Uintah Room, Little America Hotel, 500 South Main Street, Salt Lake City, Utah, on June 14, 2012, at 10:00 a.m., local time, or any adjournment(s) thereof, such proxies being directed to vote as specified below.  If no instructions are specified, such proxy will be voted “FOR” each proposal.

To vote in accordance with the Board of Directors’ recommendations, sign below.  The “FOR” boxes may, but need not, be checked.  To vote against any of the recommendations, check the appropriate box marked “AGAINST” below.  To withhold authority for the proxies to vote for any of the recommendations, check the appropriate box(es) marked “WITHHOLD AUTHORITY” below.

The Board of Directors recommends votes “FOR” the following proposals, each of which has been proposed by the Board of Directors:

1.
To elect Jerzy B. Maciolek, Richard B. Hardman, and H. Allen Turner to serve as directors for a term expiring at the 2015 Annual Meeting of the Stockholders of the Company and until a successor is elected and qualified.  To withhold your vote for any individual nominee, strike a line through such nominee’s name.

Jerzy B. Maciolek	Richard B. Hardman	H. Allen Turner

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year.

FOR	☐	AGAINST	☐	WITHHOLD AUTHORITY	☐

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

FOR	☐	AGAINST	☐	WITHHOLD AUTHORITY	☐

Please print your name and sign exactly as your name appears in the records of the Company.  When shares are held by joint tenants, both should sign.

Dated:

Signature	Signature (if held jointly)

Print Name	Print Name

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY TO:
FX ENERGY, INC.
3006 HIGHLAND DRIVE, SUITE 206
SALT LAKE CITY, UTAH 84106
FACSIMILE: (801) 486-5575